Designated Filer:  Feinberg, Larry N.
Issuer & Ticker Symbol:  Vermillion, Inc. (VRML)
Date of Event Requiring Statement:  December 23, 2014
Explanation of Responses
(1)
The Oracle Funds (as defined below) beneficially own 8,112,182 shares of Common Stock and a warrant (the “Warrant”) to acquire 583,333 shares of Common Stock..  Oracle Partners, L.P. (“Oracle Partners”) is the record beneficial owner of 4,543,980 shares of Common Stock.  Oracle Ten Fund Master, LP (“Oracle Ten Fund”) is the record beneficial owner of 2,595,980 shares of Common Stock.  Oracle Institutional Partners, L.P. (“Oracle Institutional Partners”) is the record beneficial owner of 972,222 shares of Common Stock and the Warrant to acquire 583,333 shares of Common Stock. Oracle Partners, Oracle Ten Fund and Oracle Institutional Partners shall collectively be referred to herein as the “Oracle Funds”.  Mr. Feinberg is the managing member of Oracle Associates, LLC (“Oracle Associates”), which in turn is the general partner of Oracle Partners, Oracle Ten Fund and Oracle Institutional Partners.  Mr. Feinberg is also the sole shareholder, director and president of Oracle Investment Management, Inc. (“Investment Manager”), which in turn is the investment manager of Oracle Ten Fund.  Because Investment Manager has investment discretion over Oracle Ten Fund, it has voting and dispositive power over the shares held by Oracle Ten Fund. Because Mr. Feinberg is the sole shareholder, director and president of Investment Manager and the managing member of Oracle Associates and Oracle Associates is the general partner of Oracle Partners, Oracle Ten Fund and Oracle Institutional Partners, they have voting and dispositive power over the shares held by Oracle Partners, Oracle Ten Fund and Oracle Institutional Partners.  The foregoing is not an admission by Mr. Feinberg, Oracle Associates or Investment Manager that is the beneficial owner of the shares held by the Oracle Funds, and each disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

(2)
The Warrant is exercisable, in whole or in part, at the option of the holder, at any time and from time to time from June 23, 2015 until December 23, 2017, at an exercise price of $2.00 per share of Common Stock, subject to adjustments.

(3)	The purchase price for the Warrant was $0.125 for each share of Common Stock subject to the Warrant.